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                                                                       EXHIBIT 5



                           [CINEMARK USA, INC. LOGO]

                               September 18, 1997



Cinemark USA, Inc.
7502 Greenville Ave., Suite 800
Dallas, Texas 75231-3830

Ladies and Gentlemen:

         I am the General Counsel of Cinemark USA, Inc., a Texas corporation (the "Issuer"), in connection with the proposed exchange by the Issuer of an aggregate of $75,000,000 principal amount of the Issuer's 9-5/8% Series D Senior Subordinated Notes due 2008 (the "New Notes"), of the Issuer, for an aggregate of $75,000,000 principal amount of the Issuer's 9-5/8% Series C Senior Subordinated Notes due 2008 (the "Old Notes"). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture dated as of June 26, 1997 (the "Indenture") among the Issuer and United States Trust Company of Texas, N.A., as trustee (the "Trustee"). In connection with the exchange offer, the Issuer has filed with the Securities and Exchange Commission a registration statement on Form S-4 File No. 333-32959 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture or the Accord identified in the following paragraph.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal laws of the United States and the laws of the State of Texas.

         In preparing this Opinion Letter, I have examined the Indenture, which includes the form of the New Notes, which has been filed as an exhibit to the Registration Statement. In addition, I have examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Issuers as I have deemed necessary or appropriate in the circumstances. In addition to the assumptions set forth in
Section 4 of the Accord, I have relied upon factual representations made to me by the Issuer.
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Cinemark USA, Inc.
September 18, 1997
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         Based upon such examination and review, I am of the opinion that the
New Notes proposed to be exchanged by the Issuer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and to compliance with any applicable state securities laws, the New Notes, when executed by the Issuer, authenticated by the Trustee and delivered in exchange for Old Notes in accordance with the provisions of the Indenture and the Registration Statement, will be valid and legally binding obligations of the Issuer enforceable in accordance with their terms.

         The foregoing Opinions are subject to the following qualifications, exceptions, assumptions and limitations:

         A. The General Qualifications apply to the opinions set forth above (the Remedies Opinion). In addition to the General Qualifications, we express no opinion as to the enforceability of any provisions contained in the New Notes purporting to (i) allow the acceleration of the maturity of any indebtedness or the exercise of any other rights without notice to the person or entity signatory thereto or bound thereby; (ii) restrict access to legal or equitable remedies (including, without limitation, proper jurisdiction and venue); (iii) establish evidentiary standards; (iv) waive the benefits of any statute of limitation or any applicable bankruptcy, insolvency or usury law or stay or extension law or waive any rights under any applicable statutes or rules hereafter enacted or promulgated; or (v) preserve and maintain a guarantor's liability despite the fact that the guaranteed debt is unenforceable due to illegality. In addition, the enforceability of the rights to indemnification contained in the Indenture may be limited by Federal or New York State laws or the policies underlying such laws. We note that the Trust Indenture Act provides that certain provisions of the Trust Indenture Act are automatically included in the Indenture unless expressly excluded. To the extent that the Indenture does not expressly exclude or waive such provisions of the Trust Indenture Act, such provisions may supersede or override similar provisions in the Indenture.

         B. I have assumed, with your consent, for purposes of expressing the opinion above, that the laws of the State of New York would be the same as the laws of the State of Texas.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No. 1 to the Registration Statement.



                                         Very truly yours,

                                         /s/ Michael Cavalier
                                         --------------------
                                         Michael Cavalier
                                         General Counsel

MC/cw